July 11, 2000


Wolff Revocable Trust of 1993
Lewis N. Wolff, Trustee (AWolff@)
11828 LaGrange Avenue
Los Angeles, CA  90025

Michael S. Weinstock Living Trust
Michael Weinstock, Trustee (AWeinstock@)
11661 San Vicente Blvd. Suite 404
Los Angeles, CA  90049

                      AGREEMENT WITH REGARD TO GUARANTEE OF
            WELLS FARGO BANK FINANCING (the AWells Fargo Financing@)
                                 TO THE COMPANY

Gentlemen:

     The Company is in the process of refinancing the existing credit facility with the Bank of America in the aggregate amount of approximately One Million Nine Hundred Thousand Dollars ($1,900,000) (the AExisting Loan@). To enable the Existing Loan to be paid off, the Company is in the process of receiving $400,000 in the aggregate from two individual private lenders pursuant to two promissory notes (the ANew Notes@). In conjunction with these New Notes and to enable the payoff of the Existing Loan, each of you have agreed to guarantee $750,000 of the One Million Five Hundred Thousand Dollar ($1,500,000) Wells Fargo Financing made available to the Company (each respectively, a "Loan Guarantee").

     As a condition of you each agreeing to provide your respective Loan Guarantee, the Company is concurrently providing you with the following:

     1. One warrant for each of you to purchase seventy-five thousand (75,000) shares of the Company=s Common Stock at an exercise price of $1.40625 per share, in the form of the Warrant No. 1 to Purchase Shares of Common Stock of Grill Concepts, Inc., attached hereto as Exhibit A (the AWarrant@);

     2.   The Indemnification Agreement attached hereto as Exhibit B;

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July 11, 2000
Page 4



     3. The Security Agreement and UCC-1 Financing Statements attached hereto as Exhibit C.


     Additionally:

     1. In the event your respective Loan Guarantees have not been terminated within twelve (12) months of date of the original Loan Guarantee (the AAnniversary Date@), or in the event either of you have paid any money pursuant to the Loan Guarantee and such money, together with any costs, expenses and fees incurred or payable in connection therewith, has not been paid in full prior to the Anniversary Date, you will each receive a warrant to purchase an additional seventy-five thousand (75,000) shares of the Company=s Common Stock at the then Market Price of said Common Stock (AWarrant No. 2@). For this purpose, Market Price shall be the average closing bid price of the Company Common Stock over the five (5) day trading period preceding the Anniversary Date. The form of Warrant No. 2 is enclosed as Exhibit D hereto.

     2. On each Anniversary Date of your Loan Guarantee, you shall each receive a cash payment equal to two percent (2%) of the average of the outstanding quarterly balances of Wells Fargo Financing which is the subject of your respective Loan Guarantees (a ALoan Guarantee Payment@), i.e., if $750,000 is outstanding, each quarter on each of the Wells Fargo loans underlying your respective Loan Guarantees during each quarter of the twelve (12) month period in question, you would each receive $15,000 on such Anniversary Date. The Loan Guarantee Payments shall be made on each Anniversary Date at the end of any twelve month period during which a Loan Guarantee, or monies paid by you pursuant to a Loan Guarantee, had been outstanding for all or any portion of such period, whether or not the Loan Guarantee is outstanding, or monies are owed to you, as of the Anniversary Date.

     As a further inducement and condition to each of you making the respective Loan Guarantees, the Company agrees as follows:

     I. Until such time as your respective Loan Guarantees are terminated, or in the event either of you have paid any monies pursuant to the Loan Guarantee, until such monies and all costs, expenses and fees incurred or payable in connection therewith, have been paid in full, you shall each have the right to approve any new Company restaurant locations to the extent such new locations require leases, joint ventures, syndications or similar transactions that would result in dilution of the Company=s existing stock ownership by virtue of issuance of additional stock warrants or securities (a ANew Location@). Company shall not open any New Location without the prior written consent from each of you.

     II Until the Wolff Loan Guarantee is terminated or in the event Wolff has paid any monies pursuant to the Loan Guarantee, until such monies and all costs, expenses and fees incurred or payable in connection therewith, have been paid in full, Lew Wolff shall have the right to require the Company to enter into an agreement with Keith Wolff according to the terms set forth on attached Exhibit E; and

     III. Commencing January 1, 2001 and continuing thereafter until your respective Loan Guarantees are terminated or in the event either of you have paid any monies pursuant to the Loan Guarantee, until such monies and all costs, expenses and fees incurred or payable in connection therewith, have been paid in full, 100% of the cash flow to the Company from the Burbank Daily Grill and the San Jose Fairmont-The Grill shall be utilized to pay down principal on the New Notes and the Wells Fargo Financing. No principal reduction of the Wells Fargo Financing is required during the year 2000.

     IV. If at any time prior to the termination of the Loan Guarantees, as the result of a default under the Wells Fargo Financing or the New Notes, either (i) Wolff and Weinstock are compelled to pay off some or all of the Wells Fargo Financing whether or not such compulsion is by judgment, other legal process or simply a request to honor the guarantee, or (ii) a judgment is entered against Wolff and Weinstock, the Company agrees that the covenants set forth on the attached Exhibit F shall become effective and continue until such time as the Loan Guarantees are terminated, the Wells Fargo Financing is paid in full and any monies paid by either of you pursuant to the Loan Guarantee, and all costs, expenses and fees incurred or payable in connection therewith, have been paid in full.

     Your obligations are conditioned upon unanimous approval of this Agreement and of all the agreements, warrants and other documents related to this Agreement, by the Board of Directors of the Company and by the Board of Directors of Grill Concepts, Inc., a Delaware corporation and The Grill on the Alley, Inc. The parties acknowledge that documents incidental to this transaction has been prepared by the law firm of Herzog, Fisher, Grayson & Wolfe, a Law Corporation (the AFirm@), at the request of the Company to document certain relationships among the parties. In view of the fact that the Firm has in the past rendered legal services to and represented and will continue to render legal services to and represent the Company, Wolff and/or Weinstock in connection with this and other matters, there is a potential for conflicts of interest. The parties acknowledge that they are aware of such conflicts of interest and the potential adverse effects to them which may result therefrom, and, notwithstanding same, hereby reaffirm their request and consent to the Firm=s preparation of these documents, and waive any potential conflicts of interest with respect to or against the Firm in connection therewith. Further, both parties acknowledge that the terms of this transaction and the documents were negotiated by the parties without the Firm=s participation in same, both parties being advised by the Firm that independent legal advisors should be consulted relative to same.

     If this properly reflects the agreement between each of you and the Company with regard to the above, please confirm same in the space indicated below, returning an executed copy to me for my files; it shall then constitute the binding agreement between us and shall supersede all previous agreements and communications relative to same.

                                                 Very truly yours,

                                                 GRILL CONCEPTS, INC.


                                                 By:

                                                 Its:



THE FOREGOING IS ACKNOWLEDGED AND AGREED TO THIS           DAY OF        , 2000:

WOLFF REVOCABLE TRUST OF 1993

By:
          Lewis N. Wolff, Trustee


MICHAEL S. WEINSTOCK LIVING TRUST

By:
          Michael S. Weinstock, Trustee